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                                                     Exhibit 99


   For Release:   Immediate

        Appeals Court Vacates FCC's LaStar Cellular Decision
       -----------------------------------------------------


   March 30, 1994, Chicago, Illinois--Telephone and Data Systems, Inc. (AMEX symbol "TDS") and United States Cellular Corporation (AMEX symbol "USM") reported today that in a decision dated March 29, 1994, the Court of Appeals for the District of Columbia Circuit (the "Court") vacated a Federal Communications Commission (the "Commission") decision holding that USM had been in control of LaStar Cellular Telephone Company ("LaStar"), an applicant for a cellular license covering the St. Tammany Parish, Louisiana service area. The Court held that the Commission had not adequately explained the basis for its decision, vacated the Commission's decision, and remanded the matter to the Commission for further proceedings. In making its decision, the Court relied in part on its March 25, 1994, decision in another case in which it vacated a Commission decision regarding control.

   In a related matter, on February 1, 1994, the Commission ordered a hearing involving TDS's application for a cellular license in the Wisconsin RSA 8 market to determine whether, in the LaStar proceeding, USM misrepresented facts to, lacked candor in its dealings with, or attempted to mislead the Commission. TDS and USM believe that USM was never in control of LaStar, has always been candid in its dealings with the FCC, and has not misrepresented facts or attempted to mislead the FCC. Since the Court has now vacated the Commission's LaStar decision, TDS and USM are evaluating what impact the Court's decision might have on the Wisconsin 8 hearing.


                             Background
                           --------------

   LASTAR
   -------
   LaStar was a joint venture formed in 1983 by an affiliate of LaFourche Telephone Company, Inc., located in southern
   Louisiana, and Maxcell Telecom Plus.  SJI Cellular, Inc. (the
   LaFourche affiliate), owned 51% of the stock of the joint venture and Maxcell owned 49%.

   In September 1983, LaStar filed an application for St. Tammany Parish in north New Orleans. The Commission dismissed LaStar's application in favor of an application filed by New Orleans CGSA, Inc. (NOCGSA), a BellSouth Mobility subsidiary. LaStar appealed the Commission's decision to the United States Court of Appeals, which ruled in favor of LaStar and ordered the Commission to reinstate LaStar's application.

   In August 1987, a subsidiary of USM became the sole owner of a corporation that had succeeded to Maxcell's 49% interest in LaStar, as part of a larger transaction in which USM acquired other properties from Maxcell. In connection with the acquisition, USM assumed Maxcell's rights and obligations under the joint venture agreement.

   In May 1990, the Commission designated a comparative hearing to determine whether LaStar

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   or NOCGSA should be awarded a construction permit for St.
   Tammany. USM was initially denied status as a party in this proceeding. This meant that USM representatives were presented as LaStar witnesses by LaStar counsel. USM representatives were represented by USM counsel only to give advice, make objections and in some cases, ask clarifying questions. However, USM counsel was not permitted to examine or cross-examine witnesses or introduce its own evidence.

   Approximately three months after the hearing was completed, USM was admitted as a party. At that time it was permitted to submit a written addition to the record, which it did. Thereafter, NOCGSA, in its submission of proposed findings to the administrative law judge, alleged a lack of candor on the part of the principals of USM and SJI with respect to whether USM rather than SJI was actually in control of LaStar. The administrative law judge did not adopt NOCGSA's request for those findings.

   In June 1992, the Commission affirmed the administrative law judge's Initial Decision granting the NOCGSA application. In the appeal to the full Commission of the administrative law judge's Initial Decision, NOCGSA had raised exceptions to the administrative law judge's decision not to make any findings as to candor. The Commission, in Footnote 3 in its decision, ruled that the issue of candor was moot. It went on to say that: "Questions regarding the conduct of SJI and USM in this case may be revisited in light of the relevant findings and conclusions here in future proceedings where the other interests of these parties have decisional significance."
   That Commission order was appealed by USM and LaStar to Court, which has now vacated the Commission's decision.

   Since the LaStar proceeding, Commission authorizations to USM and certain of its affiliates have been granted subject to any subsequent action the Commission may take concerning Footnote 3 in the LaStar case. In February 1993, USM filed a petition to have Footnote 3 of the Commission's opinion deleted. In response, the Commission issued the Hearing Designation Order with respect to Wisconsin RSA No. 8.

   WISCONSIN RSA NO. 8
   -------------------
   In March 1989, TDS won the lottery for Wisconsin 8. In November 1989, the Commission staff granted the license to TDS over the objections of a group of other applicants. TDS placed the cellular system in service and subsequently assigned the license and operations to a USM subsidiary. Administrative appeals were taken by the other applicants. In the opinion released February 1, 1994, the Commission denied those objections to the grant of Wisconsin 8 to TDS/USM for the third time. Further, the Commission set aside the Wisconsin 8 license and granted TDS interim authority to continue to operate the Wisconsin 8 cellular system pending completion of a hearing regarding the issues raised in the LaStar proceeding. The FCC also stated that, pending resolution of that hearing, subsequent authorizations to TDS and its subsidiaries will be conditioned on the outcome of that hearing.

   In light of the Commission's findings in the LaStar proceeding that USM had been in control of LaStar, the Commission also ordered a hearing to determine whether, in the course of denying that it was in control of LaStar, USM had misrepresented facts, had attempted to mislead the Commission, or had been lacking in candor. The Commission's findings that USM was in control of LaStar are among those which the Court vacated.

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   TDS is a Chicago-based telecommunications company with
   established local telephone, cellular telephone and radio paging operations. TDS strives to build value for its shareholders by providing excellent communications services in attractive, closely related segments of the telecommunications industry.

   Copies of the Court's 1994 decisions referred to above may be obtained by calling TDS Investor Relations at (312) 630-1900. If you require additional information, please contact Murray
   L. Swanson, Executive Vice President-Finance at that number.











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